Exhibit 99.1

Monarch Financial Holdings Announces 20% Increase in

Quarterly Cash Dividends on Common Stock

CHESAPEAKE, VIRGINIA (May 10, 2013) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK), the holding company for Monarch Bank, announced a 20% increase in the quarterly common stock cash dividend at its annual shareholder meeting. The Board of Directors declared a regular quarterly cash dividend of $0.06 per common share, payable on May 31, 2013, to shareholders of record on May 20, 2013. The amount and declaration of future cash dividends is subject to Board of Director’s approval in addition to regulatory restrictions.

“Our Board of Directors is proud of the financial performance of the Company and was unanimous in approving this 20% increase in quarterly cash dividends.” stated Brad E. Schwartz, Chief Executive Officer. “The franchise continues to deliver a record financial performance which increases shareholder value and return. Combined with the 20% stock dividend the Board paid in December 2012, quarterly dividend payouts have increased 44% from just six months ago.”

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with eleven banking offices in Chesapeake, Virginia Beach, Norfolk, Suffolk, and Williamsburg Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Monarch Mortgage and our affiliated mortgage companies have over thirty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), OBX Bank Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary mortgage origination), Monarch Bank Private Wealth (investment, trust, planning and private banking), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	May 10, 2013